HUNTON & WILLIAMS
                             ENERGY PLAZA 30TH FLOOR
                                1601 BRYAN STREET
                            DALLAS, TEXAS 75201-3402


                                                                    Exhibit 5(a)


                                 October 1, 2002


Oncor Electric Delivery Company
500 N. Akard Street
Dallas, Texas 75201

Ladies and Gentlemen:

Reference is made to the proposed exchange (Exchange Offer) by Oncor Electric Delivery Company, a Texas corporation (Company), of any and all of the Company's outstanding 6.375% Senior Secured Notes due 2012 (Old 2012 Notes) for an equal principal amount of the Company's 6.375% Exchange Senior Secured Notes due 2012 (New 2012 Notes) and any and all of the Company's outstanding 7.000% Senior Secured Notes due 2032 (Old 2032 Notes and together with the Old 2012 Notes, the Old Notes) for an equal principal amount of the Company's 7.000% Exchange Senior Secured Notes due 2032 (New 2032 Notes and, together with the New 2012 Notes, the New Notes), all as contemplated in the registration statement on Form S-4 (Registration Statement) to be filed by the Company, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. In relation to the Exchange Offer, all requisite action necessary to make the New Notes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and other laws affecting the rights and remedies of creditors and mortgagees generally and general principles of equity, shall have been taken when the Exchange Offer shall have been completed


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October 1, 2002
Page 2


and the Old Notes validly tendered pursuant thereto shall have been exchanged for New Notes as contemplated in the Registration Statement.

This opinion is limited to the laws of the State of Texas, the federal laws of the United States of America and, to the extent set forth herein, the laws of the State of New York. As to all matters of New York law, we have, with your consent, relied upon an opinion of even date herewith addressed to you by Thelen Reid & Priest LLP, New York, New York, counsel for the Company, which is being filed as an exhibit to the Registration Statement.

We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.


Very truly yours,


/s/Hunton & Williams